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                                                                     EXHIBIT 12

                            BOYD GAMING CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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

                                                                For the Years Ended June 30,
                                                    -----------------------------------------------------
                                                      1996        1995        1994       1993       1992
                                                    --------    --------    -------    -------    -------
Earnings before Income Taxes......................  $ 49,600    $ 64,199    $18,155    $31,603    $ 9,633
Add:
  Fixed Charges...................................    59,455     58,295     48,667     36,422     40,959
Less:
  Capitalized Interest............................    (4,300)     (7,100)    (6,600)        --         --
                                                    --------    --------    -------    -------    -------
Earnings (A)......................................  $104,755    $115,394    $60,222    $68,025    $50,592
                                                    ========    ========    =======    =======    =======
Fixed Charges:
  Interest Expense................................  $ 52,360    $ 48,443    $39,472    $33,888    $38,493
  Capitalized Interest............................     4,300       7,100      6,600         --         --
  Amortization of Issue Costs.....................     1,835       1,832      1,832      1,832      1,832
  Portion of rents representative
    of interest factor............................       960        920        763        702        634
                                                    --------    --------    -------    -------    -------
Fixed Charges (B).................................  $ 59,455    $ 58,295    $48,667    $36,422    $40,959
                                                    ========    ========    =======    =======    =======
Ratio of Earnings to Fixed Charges
  (A divided by B)................................      1.76       1.98       1.24       1.87       1.24
                                                    ========    ========    =======    =======    =======
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